EXHIBIT 99.3


                             SUBSCRIPTION FOR SHARES
                                       OF
                       MOMENTUM HEALTHCARE SERVICES, INC.


Each of the undersigned does hereby subscribe for the number of shares of Class A Common Stock of the Corporation indicated below, and does hereby represent, warrant, and agree and represent that:

1. The shares subscribed for by each of the undersigned are subscribed and purchased only for the account of that person and not on behalf of any other person;

2. Each of the undersigned subscribes for said shares only for the purpose of holding for investment and not with any intent to distribute;

3. None of the undersigned has any agreement, arrangement, or understanding for transfer of any of said shares or any interest therein to any other person or persons;

4. None of the undersigned shall offer for sale or sell any of said shares or any interest therein except (i) upon effective registration of said shares under the Securities Act of 1933 and appropriate State Securities Laws as now in effect or any legislation substituted there for and the rules and regulations thereunder or (ii) upon acceptance by the Corporation of an opinion  of  counsel  in  such  form  and  by  such  counsel  or  of  other documentation as satisfactory to counsel for the Corporation that registration is not required;

5. The price of each share subscribed hereto shall be, unless otherwise agreed by and among a majority of the subscribers hereto, $5.00 per share, which shall be payable in cash or tangible personal property upon acceptance of this Subscription by the Board of Directors of this Corporation;

6.   Each of the undersigned

     (i) either has such knowledge and experience in financial and business matters, or has the advice or representation of a person having such knowledge and experience, to be able to evaluate the merits and risks of an investment in such securities of such an issuer;

     (ii) has been given or had access to sufficient information regarding the Corporation to evaluate the merits and risks of the investment in the Corporation's capital stock being acquired; and

     (iii) is able to bear the economic risk of the investment in the Corporation's capital stock to enable the undersigned to hold the same for purposes of investment;

7. Each of the undersigned understands that there is no active market for the shares subscribed and that no market may exist for such shares at the time of any resale;

8. Each of the undersigned understands and agrees that the shares may not be offered, sold or transferred in the absence of registration or exemption therefrom. The sale, assignment, transfer, pledge or other disposition of this stock is subject to restrictive agreements in the articles, by-laws, and agreements between shareholders on file in the corporation's registered office.

Further, each of the undersigned agrees that he or she shall indemnify and hold harmless the Corporation, its officers, directors, agents, and employees from any and all liabilities, claims, demands, suits or proceedings arising out of any breach or alleged breach of any of the foregoing agreements and representations.

Subscriber and Number of Shares Subscribed:


____________________________                          __________________
Subscriber 1                                          Number of Shares


________________________________________________________________________
Address, Telephone Number, and E-mail Address


____________________________                          __________________
Subscriber 2                                          Number of Shares


________________________________________________________________________
Address, Telephone Number, and E-mail Address


Date:  _______________________________